Exhibit 99.1

        Point Therapeutics Revises Time for Webcast on Clinical Strategy and Upcoming Trials to Tuesday, March 23 at 4:30 PM

    BOSTON--(BUSINESS WIRE)--March 17, 2004--Point Therapeutics, Inc. (OTCBB: POTP.OB) announced today that it has revised the time for the webcast outlining its current projected clinical program which will now be held on Tuesday, March 23, 2004 at 4:30 PM ET. Point's CEO and President Don Kiepert, along with Senior Vice President of Clinical and Regulatory Affairs, Maggie Uprichard, and Senior Vice President of Research, Barry Jones, will provide an overview of the Company's technology, the current status of the clinical program, and details on the four Phase 2 trials planned for 2004 as well as be available for questions.
    Point Therapeutics has already initiated a single-arm, two-stage Phase 2 clinical trial of the Company's lead therapeutic compound, PT-100, for the treatment of advanced non-small cell lung cancer (NSCLC). The study is designed to evaluate the anti-tumor and hematopoietic activity of PT-100 in combination with Taxotere(R) in Stage IIIb/IV NSCLC patients.
    Other Phase 2 clinical studies planned for initiation in the first half of 2004 include PT-100 in combination with cisplatin to treat metastatic melanoma, PT-100 in combination with Rituxan(R) to treat chronic lymphocytic leukemia, and a study of single-agent PT-100 in metastatic melanoma.
    The audio webcast and accompanying slides will be available through Point's website, http://www.pointtherapeutics.com, as well as through http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=POTP.OB
&script= 1010&item_id=862609 (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.) A webcast replay will be available at the Web sites through 11:59 PM ET September 23, 2004.
    The dial-in for the call will be 1-877-407-8035 (U.S./Canada) or 201-689-8035 (International). Questions can only be taken through dial-in.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancerous tumors and certain hematopoietic disorders. Point's lead product candidate, PT-100, has the potential to inhibit the growth of certain cancerous tumors.
    In 2004, the Company expects to initiate four Phase 2 clinical studies in three different oncology indications. The first Phase 2 study has been initiated and will investigate non-small cell lung cancer in combination with Taxotere(R). The other planned trials will study PT-100 in metastatic melanoma in combination with cisplatin, as a single-agent therapeutic in metastatic melanoma, and in chronic lymphocytic leukemia in combination with Rituxan(R). Point is currently testing PT-100 in combination with Rituxan(R) in a Phase 1 human clinical study in patients with hematologic malignancies, such as non-Hodgkin's lymphoma. Point is also developing PT-100 as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals,
(iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Registration Statement on Form S-1 declared effective on December 22, 2003 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25